As filed with the Securities and Exchange Commission on August 26 , 2010

Registration no. 333-132282

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3 Amendment No. 3

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

PREMIER ALLIANCE GROUP, INC.
(Exact name of Registrant as specified in its charter)

NEVADA	20-0443575
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

4521 Sharon Road, Suite 300
Charlotte, North Carolina 28211
(704) 521-8077
(Address, including zip code, and telephone number, including area code, of Registrant’s executive offices)

Mark S. Elliott, President
Premier Alliance Group, Inc.
4521 Sharon Road, Suite 300
Charlotte, North Carolina 28211
(704) 521-8077
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael H. Freedman, Esq.
Law Offices of Michael H. Freedman, PLLC
394 White Birch Lane
Jericho, New York 11753
(516) 767-1697
(877) 315-1908 (Facsimile)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

If the only securities being registered on this Form are to be offered pursuant to dividend or reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act.

Large accelerated filer o Accelerated filer o Non-accelerated filer o Smaller reporting company x

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $.001 par value	1,509,740	$1.00(3)	$1,509,740	$107.65

(1)
Pursuant to Rule 416 under the Securities Act, the shares of common stock being registered hereunder include such indeterminate number of shares as may be issuable as a result of stock splits, stock dividends or similar transactions.

(2)	Estimated solely for purposes of determining the registration fee pursuant to Rule 457 under the Securities Act.

(3)
Pursuant to Rule 457(g) of the Securities Act, the proposed maximum offering price is based upon the higher of the price at which the warrants or options may be exercised and the last sale reported price of the common stock on the OTCBB on August 20, 2010 in accordance with Rule 457(c).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Neither we nor the Selling Stockholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion. Dated August  26, 2010.

PREMIER ALLIANCE GROUP, INC.

1,509,740 Shares of Common Stock

The “Selling Stockholders” named in this prospectus are offering to sell up to an aggregate of 1,509,740 shares of our common stock as follows:

•
720,000 shares of common stock underlying warrants issued in a private placement of “Units” to accredited investors, each unit consisting of 80,000 shares of convertible preferred stock and 60,000 warrants (“Unit Warrants”);

•	139,740 shares of common stock underlying warrants issued to registered brokers in connection with the sales of Units (“Agent Warrants”);

•	500,000 shares of common stock underlying warrants issued to a certain accredited investor (“Note Warrants”); and

•	150,000 shares of commons stock underlying warrants issued to certain consultants for services rendered (“Consulting Warrants”).

Although the Unit Warrants, Agent Warrants, Note Warrants, and Consulting Warrants have different terms and conditions, each is exercisable into one share of our common stock at $0.77 per share; accordingly, we may at times refer to them in this prospectus collectively as the “Warrants”.

We will not receive any proceeds from the sale of these securities; however, we will receive a total of $1,162,500 if all the Warrants are exercised in full.  Information on the Selling Stockholders and the times and manner in which they may offer and sell shares of our common stock under this prospectus is provided under “Selling Stockholders” and “Plan of Distribution.”

Shares of our common stock trade on the OTC Bulletin Board under the symbol “PIMO.OB”.  On August 20, 2010 the closing price of our common stock was $1.00 per share.

See “Risk Factors” beginning on Page 6 for the factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is August __, 2010.

SUMMARY

Overview

Our business consists of providing business consulting services to our clients. Much of our expertise is focused on core areas of business processes used throughout the corporate world including: project management, business analysis, business consulting, and strategic consulting.  Typical initiatives in which we provide expertise include compliance and regulatory, merger and acquisition, and business process reengineering efforts. A typical customer is an organization with complex business processes, large amounts of data to manage, and changing business requirements. You can learn more about our  business  from our website at  www.premieralliance.com.  Our website and the information  contained therein,  however,  does not constitute a part of this prospectus.

The Offering

The shares of our common stock covered by this prospectus are being registered for resale by the Selling Stockholders, from time to time in transactions (which may include block transactions) on the OTC Bulletin Board (or other markets on which shares of our common stock are then traded), in negotiated transactions, through put or call option transactions relating to the shares, through short sales of shares, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices. None of the Selling Stockholders has entered into agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares.

Selling Stockholders

The Selling Stockholders consist of 19 accredited investors who acquired their Unit Warrants in a private placement of Units, one institutional investor who acquired Note Warrants in a private placement in May 2010, two registered brokers who acquired the Agent Warrants as commissions for selling Units, and two consultants who acquired the Consulting Warrants for services rendered. Although the Unit Warrants, Note Warrants, Agent Warrants, and Consulting Warrants have different terms and conditions, each is exercisable into one share of our common stock at $0.77 per share; accordingly, we may at times refer to them in this prospectus collectively as the “Warrants”.

The specific transactions in which these shares were acquired are detailed in the Selling Stockholders section later in this prospectus.  Premier Alliance Group, Inc. (referred to in this prospectus as “Premier”, the “Company”, “we”, or “us”) will receive none of the proceeds from the sale of shares by the Selling Stockholders.  However, if all of the Warrants underlying shares of common stock covered hereby are exercised Premier will receive aggregate proceeds of $1,162,500, all of which will be added to Premier’s working capital.

Corporate Information

We were incorporated on January 5, 2000 as Continuum Group C Inc. under the laws of the State of Nevada in accordance with a joint plan of reorganization for The Continuum Group, Inc. in U.S. Bankruptcy Court, Southern District of New York. The bankruptcy court entered an order on September 15, 1999 creating four separate entities, including Continuum Group C Inc.

Until November 5, 2004, we had no business operations and no revenues. On that date, we consummated the share exchange and merger contemplated by the share exchange agreement dated as of October 12, 2004, between our company, Premier Alliance Group, Inc., a North Carolina corporation ("North Carolina Premier"), and the shareholders of North Carolina Premier.  As a result, North Carolina Premier became our wholly owned subsidiary, and we changed our name to Premier Alliance Group, Inc.  Prior to this merger, management operated the Company as a separate organization. Our financial statements included in this prospectus for periods prior to the merger are those of North Carolina Premier.

 Our principal executive office is located at 4521 Sharon Road, Suite 300, Charlotte, North Carolina, 28211, telephone number (704) 521-8077.

FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements based on current expectations, assumptions, estimates and projections about us, and the industry in which we operate. We use words such as plans, believes, expects, future, intends and similar expressions to identify forward-looking statements. These forward-looking statements involve numerous risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of factors more fully described elsewhere in this prospectus. We undertake no obligation to update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

RISK FACTORS

          The securities offered by the Selling Stockholders involve a high degree of risk and should only be purchased by persons who can afford to lose their entire investment. Prospective purchasers should carefully consider, among other things, the following risk factors and the other information in this prospectus, including our financial statements and the notes to those statements, prior to making an investment decision.

 Risks Related to Our Business and Industry

A decline in the price of, or demand for, any of our business consulting and solution services, would seriously harm our revenues and operating margins.

Our business consulting and business solutions accounted for substantially all of our revenues in 2009. We anticipate that revenues from our business consulting and solution services will continue to constitute substantially all of our revenues for the foreseeable future. Consequently, a decline in the price of, or demand for, business consulting and solution services would seriously harm our business.

Our revenues depend on a small number of large sales.  If any of these customers decide they will no longer use our services, our revenues will decrease and our financial performance will be severely impacted.

To date, we have received a significant portion of our revenues from large sales to a small number of customers. During 2009, our six largest customers, Wells Fargo, Charlotte Mecklenburg Schools, GMAC Financial Services, Mecklenburg County, Bank of America, and Duke Energy together comprised approximately 85% of our total annual revenues.  Our operating results may be harmed if we are not able to complete one or more substantial sales to any large customers or we are unable to collect accounts receivable from any of our large customers in any future period.

Intense competition in our target market could impair our ability to grow and to achieve profitability.  If we do not grow, our competitive ability will be severely restricted, which would decrease our profitability.

Our competitors vary in size and in the scope and breadth of the products and services they offer. Our competitors include Deloitte, Comsys, North Highland, Accenture, CIBER as well as other national firms and a number of smaller regional firms. Many of our competitors have longer operating histories, substantially greater financial, technical, marketing, or other resources, or greater name recognition than we do. Our competitors may be able to respond more quickly than we can to new or emerging technologies and changes in customer requirements. Increased competition is likely to result in price reductions, reduced gross margins, and loss of market share, any one of which could seriously harm our business.

Our lengthy sales cycle could cause delays in revenue growth, which could make it more difficult to achieve our growth objectives.

The period between our initial contact with a potential customer and that customer’s purchase of our services is often long.  A customer’s decision to purchase our services involves a significant allocation of resources on our part, is influenced by a customer’s budgetary cycles, and in many instances involves a preferred-vendor process. To successfully sell our services, generally we must educate our potential customers regarding the uses and benefits of our services, which can require significant time and resources. Many of our potential customers are large enterprises that generally take longer to designate preferred vendors; our typical sales cycle in connection with becoming an approved vendor has been approximately six to 12 months. Delay or failure to complete sales in a particular quarter could reduce our revenues in that quarter, as well as subsequent quarters over which revenues for the sale would likely be recognized. If our sales cycle unexpectedly lengthens in general or for one or more large orders, it would adversely affect the timing of our revenues and our revenue growth. If we were to experience a delay of several weeks on a large order, it could harm our ability to meet our forecasts for a given quarter.

We may not be able to secure necessary funding in the future and may be forced to curtail our planned growth, which would slow or stop our ability to grow, increase revenues, and achieve profitability.

For our business to grow, we will require substantial working capital. We believe that our existing capital resources will be sufficient to meet our capital requirements for the next twelve months, but if our capital requirements increase materially from those currently planned, we may require additional financing sooner than anticipated. If we raise additional funds by issuing equity securities, the percentage of our company owned by our current shareholders would be reduced, and those equity securities may have rights that are senior to those of the holders of our currently outstanding securities. Additional financing may not be available when needed on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, we may be forced to curtail our planned growth, and we may be unable to develop or enhance our products and services, take advantage of future opportunities, or respond to competitive pressures.

Our executive officers and directors will be able to exert control over us to the detriment of minority shareholders, which will limit our shareholders’ ability to influence the outcome of key decisions.

Our executive officers and directors collectively control approximately 61% of the shareholder vote of our company. As a result, if they act together they will be able to control our management and affairs and all matters requiring shareholder approval, including significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing any change in control of our company and might affect the market price of our common stock.

Risks Related to Our Stock

Because we have less than 300 record holders of our common stock, we may elect at any time to terminate our reporting obligations under the Securities Exchange Act.  If we choose to do so, our stock price would likely decline.

Since we have less 300 record holders of our common stock, we can suspend our reporting obligations under the Securities Exchange Act at any time by filing a Form 15 with the SEC.  If we were to terminate our reporting obligations, we would no longer be required to file periodic reports, including financial information, proxy solicitation materials, or other information with the SEC.  This action would cause our common stock to be de-listed from the OTC Bulletin Board, which would likely cause our stock price to decline.  If we choose not to periodically report, our ability to raise additional financing would likely be negatively impacted due to a lack of publicly available information about the Company.

No market currently exists for our securities and we cannot assure you that such a market will ever develop.  If an active market is not developed, you may not be able to sell your shares.

Although we are listed on the OTC Bulletin Board, there is currently no trading market for our securities. Consequently, holders of shares of our common stock may not be able to liquidate their investment in our shares, and shares of our common stock will not be readily acceptable as collateral for loans.  Furthermore, even if a trading market in our shares is established, it may not be sustained, and it may not be sufficiently liquid to enable holders of shares of our common stock to liquidate their investment in our company.

Our common stock may be considered a “penny stock."

The SEC has adopted regulations that generally define "penny stock" to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions.  This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect the ability of investors hereunder to sell their shares.  In addition, since our common stock is traded on the OTC Bulletin Board, investors may find it difficult to obtain accurate quotations of the stock and may experience a lack of buyers to purchase such stock or a lack of market makers to support the stock price.

There are risks associated with our stock trading on the OTC Bulletin Board rather than a national exchange.

There are significant consequences associated with our stock trading on the OTC Bulletin Board rather than a national exchange. The effects of not being able to list our securities on a national exchange include:

•	Limited release of the market prices of our securities;

•	Limited news coverage of us;

•	Limited interest by investors in our securities;

•	Volatility of our stock price due to low trading volume;

•	Increased difficulty in selling our securities in certain states due to “blue sky” restrictions;

•	Limited ability to issue additional securities or to secure financing.

If we fail to establish and maintain effective disclosure controls and procedures and internal control over financial reporting, we may have material misstatements in our financial statements and we may not be able to report our financial results in a timely manner. Additionally, failure to maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 could have a material adverse effect on our business and stock price.

          As directed by Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX”), the SEC adopted rules requiring us, as a public company, to include a report of management on our internal controls over financial reporting in our annual report on Form 10-K and quarterly reports on Form 10-Q that contains an assessment by management of the effectiveness of our internal controls over financial reporting. In addition, our independent auditors must attest to and report on management’s assessment of the effectiveness of our internal controls over financial reporting as of the end of 2010. If, during any year, our independent auditors are not satisfied with our internal controls over financial reporting or the level at which these controls are documented, designed, operated, tested or assessed, or if the independent auditors interpret the requirements, rules or regulations differently than we do, then they may decline to attest to management’s assessment or may issue a report that is qualified. In addition, if we fail to maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with SOX Section 404. Failure to maintain an effective internal control environment could have a material adverse effect on our stock price. In addition, there can be no assurance that we will be able to remediate material weaknesses, if any, which may be identified in future periods.

USE OF PROCEEDS

The shares of our common stock offered by this prospectus are being registered for the account of the Selling Stockholders.  We will not receive any of the proceeds from the sale of these shares.  However, all of the shares offered by this prospectus underlie Warrants. Assuming the exercise of all of these Warrants, we would receive proceeds of $1,162,500 in the aggregate, which we would use for additional working capital.

SELLING STOCK HOLDERS

            The following table sets forth the information as to the ownership of our securities by the Selling Stockholders on August 20, 2010, at which time 7,398,220 shares of our common stock were outstanding.  Unless otherwise indicated, it is assumed that each Selling Stockholder listed below possesses sole voting and investment power with respect to the shares owned as of such date by the Selling Stockholder, including those issuable upon exercise of warrants or options.   Other than indicated below, none of the Selling Stockholders has had a material relationship with us or any of our predecessors or affiliates within the past three years.

            A person is deemed to be a beneficial owner of securities that can be acquired by such person within 60 days from the filing of this prospectus upon the exercise of options and warrants or conversion of convertible securities.  Each selling stockholder’s percentage ownership is determined by dividing the number of shares beneficially owned by that person by the total number of shares beneficially owned, increased to reflect the shares underlying the options, warrants and convertible securities that are held by such person, but not held by any other person.

Selling Stockholder	Shares Owned Before the Offering (1)	Shares Underlying Warrants Owned Before the Offering (2)	Total Number of Shares Underlying Warrants that May Be Sold	Shares to be Owned After the Offering	Percentage of Common Stock Owned After The Offering

Louis Eckley	100,000	75,000	75,000	100,000	1.3
Jennifer Schwarz & Peter Schwarz	40,000	30,000	30,000	40,000	*
Jeffrey Strack & Penny Strack	40,000	30,000	30,000	40,000	*
Rozsak Capital, LLLP (3)	80,000	60,000	60,000	80,000	1.1
Philip Kolenik	80,000	60,000	60,000	80,000	1.1
Joseph Magurne	143,363 (4)	30,000	30,000	143,363	1.9
K&A Trust (5)	80,000	60,000	60,000	80,000	1.1
Michael Burkhard & Teresa Hawkins	60,000	45,000	45,000	60,000	*
Equity Trust Company, dba Sterling Trust Custodian FBO David J Mahoney IRA (6)	100,000	75,000	75,000	100,000	1.3
Equity Trust Company, dba Sterling Trust Custodian FBO Todd D Beddard IRA (6)	20,000	15,000	15,000	20,000	*
Equity Trust Company, dba Sterling Trust Custodian FBO Janice D Beddard Bene FBO Donald N Beddard Decd IRA (6)	20,000	15,000	15,000	20,000	*
Equity Trust Company, dba Sterling Trust Custodian FBO Don W Garrett IRA (6)	20,000	15,000	15,000	20,000	*
Equity Trust Company, dba Sterling Trust Custodian FBO Richard E German IRA (6)	20,000	15,000	15,000	20,000	*
Equity Trust Company, dba Sterling Trust Custodian FBO Carolyn B Crozier IRA (6)	20,000	15,000	15,000	20,000	*
Equity Trust Company, dba Sterling Trust Custodian FBO Thomas W Brake IRA (6)	60,000	45,000	45,000	60,000	*
Richard Baumer	40,000	30,000	30,000	40,000	*
Equity Trust Company, dba Sterling Trust Custodian FBO Ann H. Miltich IRA (6)	40,000	30,000	30,000	40,000	*
Rajeev Jindal	20,000	15,000	15,000	20,000	*
Matthew C. McFee	80,000	60,000	60,000	80,000	1.1
Cape One Financial Master Fund Ltd. (7)	500,000 (8)	500,000 (9)	500,000	500,000	6.3
Cary Sucoff (10)(11)	45,000	170,440	170,440	45,000	1.9
Francis Anderson (10)	5,000	19,300	19,300	5,000	*
Patrick Kolenik (11)	95,595	100,000	100,000	95,595	2.6

*  Less than 1%.

(1)  Except as otherwise noted, these shares of common stock underlie our series B preferred stock.  The series B preferred stock, along with the Unit Warrants, comprised the Units sold in a private placement, as described below.

(2)  Except as otherwise noted, these shares of common stock underlie Unit Warrants, as described below.

(3)  Jeremy L. Rozsack has sole voting and investment control over these shares.

(4)  Includes 40,000 shares of common stock underlying series B preferred stock and 103,363 shares of common stock.

(5) Maxine Ganer has sole voting and investment control over these shares.

(6)  The individual whose IRA is listed has sole voting and investment control over these shares.

(7)  Reid Drescher has sole voting and investment control over these shares.  Mr. Drescher is also a registered securities broker.

(8)  Represents 500,000 shares of common stock underlying a secured convertible note, as described below.

(9)  Represents 500,000 shares of common stock underlying Note Warrants, as described below.

       (10)  Messrs. Sucoff and Anderson are registered securities brokers .  Mr. Anderson received 19,300 Agent Warrants and Mr. Sucoff received 120,440 Agent Warrants as commissions for the sale of Units as described below.  The five-year Agent Warrants are (a) exercisable at $.0.77 per share, (b) provide for cashless exercise, and (c) have registration rights.  Messrs. Sucoff and Anderson hold 45,000 and 5,000 shares of common stock, respectively, which were issued as compensation for consulting services and are not being offered herein.

(11)  Messrs. Sucoff and Kolenik received 100,000 and 50,000 Consulting Warrants, respectively, as compensation for consulting services.  These five-year warrants are (a) exercisable at $.0.77 per share, (b) provide for cashless exercise, and (c) have registration rights.

Offerings

The 500,000 Note Warrants held by Cape One Financial Master Fund Ltd. were purchased as part of a private offering that included a $350,000 9% secured convertible note (the “Note”) and the Note Warrants.  Among other terms and conditions, the Note includes (a) an original issue discount of 8% for an aggregate purchase price of $322,000, (b) 9% interest per annum, (c) maturity eighteen (18) months following May 21, 2010 (the “Maturity Date”), (c) security interest in certain life insurance policies insuring our executive officers, (d) convertible into shares of the Registrant’s common stock at any time prior to the Maturity Date at an initial price per share equal to $0.70 (the “Conversion Price”), and (e) full-ratchet anti-dilution provisions.

The Note Warrants (a) are exercisable for five years at $0.77 per share, (b) provide for cashless exercise, (c) have registration rights, and (d) full ratchet anti-dilution provisions, where any issuance of securities by us at a price less than $0.77 will require us to lower the exercise price on the Note Warrants to such price.

The 720,000 Unit Warrants were purchased in a private placement of Units, each unit consisting of 80,000 shares of series B preferred stock and 60,000 Unit Warrants.  The series B preferred stock (a) pays interest at 7% per annum, (b) is convertible into our common stock at a conversion value of 0.77, subject to customary adjustments, (c) is automatically converted into common stock should the price of our common stock exceed $2.50, and (d) provides full ratchet anti-dilution for a period of one year from the closing date.  The Unit Warrants are exercisable for five years at $0.77 per share and have registration rights.

            The shares issued or to be issued in the above transaction were sold to a limited number of accredited and/or financially sophisticated investors who took for investment and without a view towards distribution. All of the shares of common stock and the other underlying securities were imprinted with an appropriate Securities Act legend and all shares of common stock which may be issued on the exercise of warrants will bear such legend. The issuance of all shares was, or on issuance will be, exempt from registration under the Securities Act pursuant to the exemptions provided by sections 4(2) and 4(6) of the Act and Regulation D thereunder.

PLAN OF DISTRIBUTION

Each selling stockholder of the common stock and any of their donees, pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTC Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups that, in the aggregate, would exceed eight percent (8%).

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(b) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this Prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Securities Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

Law Offices of Michael H. Freedman, PLLC, 394 White Birch Lane, Jericho, New York 11753 will deliver an opinion that the issuance of the shares covered by this prospectus has been approved by our Board of Directors and that such shares, when issued, will be fully paid and non-assessable under Nevada law.

EXPERTS

            The consolidated financial statements of Premier Alliance Group, Inc. as of and for the year ended December 31, 2009 appearing in Premier Alliance Group’s annual report on Form 10-K for the year ended December 31, 2009 and for each of the years in the two-year period ended December 31, 2009 have been audited by Scharf Pera & Co., PLLC, an independent registered public accounting firm, as set forth in their report therein dated March 23, 2010.  Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INCORPORATION BY REFERENCE

            The SEC allows us to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the previously filed information. We incorporate by reference the documents listed below and any future filings made by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act (File No. 000-50502) (other than any portions of the respective filings that are furnished, pursuant to Item 2.02 or Item 7.01 of Current Reports on Form 8-K (including exhibits related thereto) or other applicable SEC rules, rather than filed) after the date of this registration statement and prior to effectiveness of the registration statement and after the date of this prospectus and prior to the termination of the offerings under this prospectus:

•	Our Annual Report on Form 10-K for the year ended December 31, 2009, filed on March 31, 2010.

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, filed on May 14, 2010.

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, filed on August 13, 2010.

•	Our Proxy Statement for our 2010 Annual Shareholder Meeting, filed on April 12, 2010.

•	Our Current Reports on Form 8-K filed on May 3, 2010, May 6, 2010, May 27, 2010, May 28, 2010, June 29, 2010, and July 8, 2010.

REPORTS TO SECURITY HOLDERS

We furnish our stockholders with annual reports containing audited financial statements. In addition, we are required to file reports on Forms 8-K, 10-Q and 10-K with the Securities and Exchange Commission.

Upon written or oral request, we will provide, without charge, each person to whom a copy of this prospectus is delivered, a copy of any document incorporated by reference in this prospectus (other than exhibits, unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to Premier Alliance Group, Inc., 4521 Sharon Road, Suite 300, Charlotte, North Carolina 28211, telephone number (704) 521-8077, Attention: Mark S. Elliott, President.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational and reporting requirements of the Securities Exchange Act of 1934 (the “Securities Exchange Act”), and, in accordance with that statute, have filed various reports, proxy statements and other information with the Securities and Exchange Commission. You may inspect these reports, proxy statements and other information at the public reference facilities of the Securities and Exchange Commission at its principal offices at 100 F Street, N.E. Washington, D.C. 20549, and at its regional offices located at 3 World Financial Center, New York, NY 10021. You can get copies of these reports and other information from these offices upon payment of the required fees. These reports and other information can also be accessed from the web site maintained by the Securities and Exchange Commission at http://www.sec.gov. The public may obtain information on operations of the public reference room by calling the Securities and Exchange Commission at (800) SEC-0330.

We have filed a registration statement on Form S-3 with the Securities and Exchange Commission under the Securities Act with respect to the shares offered by this prospectus. This prospectus, which forms a part of the registration statement, provides information as to the shares and warrants covered by the filing. However, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits. You can get copies of the registration statement and the accompanying exhibits from the Securities and Exchange Commission upon payment of the required fees or it may be inspected free of charge at the public reference facilities and regional offices referred to above.

You may rely only on the information contained in this prospectus, including the documents incorporated in this prospectus by reference. We have not authorized anyone to provide information that is different from that contained in this prospectus. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may not be accurate after the date appearing on the cover.

MATERIAL CHANGE

There has been no material change in our affairs since our fiscal year ended December 31, 2009, which were not described in our Annual Report on Form 10-K for that period or any Quarterly Report on Form 10-Q or any Current Report on Form 8-K filed by us subsequent to December 31, 2009.

No dealer, sales representative or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any of the underwriters. This prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of any offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information set forth herein is correct as of any time subsequent to the date hereof.

1,509,740 Shares

Common Stock

PREMIER ALLIANCE GROUP, INC.

PROSPECTUS

August __, 2010

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

            We agreed to register the re-offer and re-sale of the shares of our common stock covered by this prospectus by filing the registration statement that this prospectus is a part under the Securities Act and the securities laws of the states. We agreed to pay all the expenses and fees incurred in connection with the preparation, filing and modification or amendment of the registration statements except for selling commissions. These expenses are estimated as follows:

SEC registration fee	$107.65
Accounting fees and expenses	$5,000.00
Legal fees and expenses	$10,000.00

Total	$15,107.65

Item 15. Indemnification of Directors and Officers

Nevada corporation law provides that:

(a)
a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful;

(b)
a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper; and

(c)
to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

Item 16. Exhibits

Exhibit No.	Description

4.1	Form of Unit Warrant issued in connection with the Term Sheet dated April 12, 2010.

4.2	Note Warrant issued to Cape One Financial Master Fund Ltd. dated May 21, 2010.

4.3	Form of Consulting Warrant issued to Messrs. Sucoff and Kolenik dated April 30, 2010.

4.4	Form of Agent Warrants issued to Messrs. Sucoff and Anderson dated June 24, 2010.

5.1	Opinion of Law Offices of Michael H. Freedman, PLLC.

23.1	Consent of Scharf Pera & Co, PLLC.

23.2	Consent of Law Offices of Michael H. Freedman, PLLC (included in Exhibit 5.1).

24	Power of Attorney (included on signature page).

Item 17. Undertakings

The undersigned Registrant hereby undertakes:

(a)(1) To file, during any period in which it offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a) (3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)
To include any additional or changed material information on the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act that are incorporated by reference in this Registration Statement or are contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2) For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement relating to the securities then being offered, and the offering of such securities at that time shall be deemed to be the initial bona fide offering of such securities.

(3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

If the undersigned Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of this Registration Statement, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness; provided , however , that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.

 (b) The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other that the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina on August   26, 2010.

PREMIER ALLIANCE GROUP, INC.

By:	/s/ Mark Elliott
Mark S. Elliott
President, Principal Executive, Financial and Accounting Officer

KNOW ALL PERSONS BY THESE PRESENTS, that the persons whose signatures appear below, constitute and appoint Mark S. Elliott as their true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for them and in their names, places, steads, in any and all capacities, to sign this Registration Statement to be filed with the Securities and Exchange Commission and any and all amendments (including post-effective amendments) to this Registration Statement, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, thereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the  26th day of August 2010.

Signature	Title

/s/ Mark Elliott	President, Principal Executive, Financial and Accounting Officer, and Director
Mark S. Elliott

/s/ Robert Yearwood	Executive Vice President and Director
Robert N. Yearwood

/s/ Kevin Hasenfus	Executive Vice President and Director
Kevin J. Hasenfus

/s/ Gregory Morris	Independent Director
Gregory C. Morris

/s/ Stephen Yarbrough	Independent Director
Stephen W. Yarbrough